SCHEDULE A-4

to the

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

New Age Alpha Funds Trust (the “Trust”)

and

New Age Alpha Advisors, LLC

This Agreement relates to the following series of the Trust:

Fund Name and Share Class	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
NAA Allocation Fund
Class A	1.45%	April 28, 2025	January 31, 2027
Class C	2.05%	April 28, 2025	January 31, 2027
Institutional Class	1.05%	April 28, 2025	January 31, 2027
Class P	1.30%	April 28, 2025	January 31, 2027
NAA Large Cap Value Fund
Class A	1.10%	April 28, 2025	January 31, 2027
Class C	1.85%	April 28, 2025	January 31, 2027
Institutional Class	0.85%	April 28, 2025	January 31, 2027
NAA Large Core Fund
Class A	1.40%	April 28, 2025	January 31, 2027
Class C	2.15%	April 28, 2025	January 31, 2027
Institutional Class	1.15%	April 28, 2025	January 31, 2027
NAA Mid Growth Fund
Class A	1.60%	April 28, 2025	January 31, 2027
Class C	2.35%	April 28, 2025	January 31, 2027
Institutional Class	1.35%	April 28, 2025	January 31, 2027
NAA Risk Managed Real Estate Fund
Class A	1.24%	April 28, 2025	January 31, 2027
Class C	1.94%	April 28, 2025	January 31, 2027
Institutional Class	0.92%	April 28, 2025	January 31, 2027
NAA SMid Cap Value Fund
Class A	1.15%	April 28, 2025	January 31, 2027
Class C	2.00%	April 28, 2025	January 31, 2027
Institutional Class	0.92%	April 28, 2025	January 31, 2027

NAA World Equity Income Fund
Class A	1.17%	April 28, 2025	January 31, 2027
Class C	1.92%	April 28, 2025	January 31, 2027
Institutional Class	0.92%	April 28, 2025	January 31, 2027

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in the Schedule A above.

New Age Alpha Funds Trust	New Age Alpha Advisors, LLC
By: /s/ Keith D. Kemp	By: /s/ Armen Arus
Name: Keith D. Kemp	Name: Armen Arus
Title: President	Title: Manager